Exhibit (j)(22) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Money Market Obligations Trust:

We consent to the use of our reports dated September 23, 2015, with respect to the financial statements of Federated Government Obligations Fund, Federated Government Obligations Tax-Managed Fund, Federated Municipal Obligations Fund, and Federated Prime Cash Obligations Fund, each a portfolio of Federated Money Market Obligations Trust, as of July 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

March 24, 2016